Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-236965, 333-252244 and 333-254355) on Form S-3 and (Nos. 333-229691, 333-237481, 333-254354 and 333-263770) on Form S-8 of our report dated March 23, 2023, with respect to the consolidated financial statements of TCR2 Therapeutics Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 23, 2023